Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-261366

December 10, 2021

PROSPECTUS SUPPLEMENT NO. 1

23,375,000 ORDINARY SHARES and

110,303,689 ORDINARY SHARES

Offered by Selling Securityholders

This prospectus supplement amends the prospectus dated December 6, 2021 (the “Prospectus”) of Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 253360 (the “Company”), that relates to the (i) issuance of up to 23,375,000 ordinary shares, with a nominal value of $0.01 per share (“Ordinary Shares”) that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 per Ordinary Share and (ii) resale of up to 110,303,689 Ordinary Shares by the Selling Securityholders (as defined in the Prospectus) identified in the Prospectus, as amended and supplemented from time to time.

This prospectus supplement is being filed to include the information set forth in Exhibit 99.1 of our Report on Form 6-K, filed with the Securities and Exchange Commission (the “SEC”) on December 10, 2021, which is set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The Ordinary Shares are listed on the Nasdaq Stock Market (the “Nasdaq”) under the ticker symbol “PROC.” The closing sale price on the Nasdaq for the Ordinary Shares on December 9, 2021 was $[●] per share.

Investing in the Ordinary Shares involves risks. See “Risk Factors” beginning on page 17 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is December 10, 2021.